Exhibit 10.3

EXECUTIVE CHANGE IN CONTROL AGREEMENT

This Executive Change In Control Agreement made as of the 30th day of July, 2012, by and between Teleflex Incorporated (the “Company”) and Liam Kelly (“Employee”).

WHEREAS, Employee is employed as an executive of Teleflex Medical Europe Ltd., a wholly-owned subsidiary of the Company; and

WHEREAS, the Board of Directors of the Company believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee without distraction, notwithstanding that the Company could be subject to a Change of Control, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and

WHEREAS, in consideration for Employee agreeing to continue in employment with the Company and agreeing to keep Company information confidential, the Company agrees that Employee shall receive the compensation set forth in this Agreement in the event Employee’s employment is terminated without Cause, upon or after a Change of Control;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.

“Base Salary” shall mean the highest base rate of salary being paid to Employee in all capacities with the Company, together with any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs, at the time of the Change of Control or any time thereafter.

“Benefit Period” shall mean the period beginning on Employee’s Termination Date and ending on the first to occur of (a) the 21-month anniversary of the Commencement Date or (b) the first date on which Employee is employed by another employer and is eligible to participate in a health plan of Employee’s new employer.

“Board” shall mean the board of directors of the Company.

“Bonus Plan” shall mean a plan of the Company providing for the payment of a cash bonus to Employee.

“Cause” shall mean (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole.

“Commencement Date” shall mean the first day of the seventh month beginning after Employee’s Termination Date.

“Change of Control” shall mean one of the following shall have taken place after the date of this Agreement:

(a) any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Company, any majority controlled subsidiary of the Company, or the fiduciaries of any Company benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 20% or more of the total voting power of the voting securities of the Company then outstanding and entitled to vote generally in the election of directors of the Company; provided, however, that no Change of Control shall occur upon the acquisition of securities directly from the Company;

(b) individuals who, as of the beginning of any 24 month period, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason during such 24 month period to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company;

(c) consummation of (i) a merger, consolidation or reorganization of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, beneficially own, directly or indirectly, at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities resulting from such merger, consolidation or reorganization, (ii) a complete liquidation or dissolution of the Company or (iii) a sale or other disposition of all or substantially all of the assets of the Company, unless at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities that acquire such assets are beneficially owned by individuals or entities who or that were beneficial owners of the voting securities of the Company immediately before such sale or other disposition; or

(d) consummation of any other transaction determined by resolution of the Board to constitute a Change of Control.

“Component Target Amount” shall have the meaning specified therefor in the definition of “Target Bonus” in this Section 1.

“Disability” shall mean Employee’s continuous illness, injury or incapacity for a period of six consecutive months.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Performance Period” applicable to any Target Amount under a Bonus Plan shall mean the period of time in which the performance goals applicable to the determination of cash bonus awards pursuant to such Bonus Plan are measured.

“Target Amount” in respect of a bonus payable to Employee pursuant to any Bonus Plan shall mean the amount specified in the Company’s records pertaining to such Bonus Plan as the “target amount” of cash bonus which would be payable to Employee if specified conditions were fulfilled.

“Target Bonus” shall mean the sum of the Target Amounts (each a “Component Target Amount”) which would be payable in the year immediately following the Termination Year pursuant to all Bonus Plans if all of the conditions for the payment of each Component Target Amount were fulfilled, without regard to whether such conditions are actually fulfilled; provided that, if a Target Amount has not been determined for any such Bonus Plan on or before the Termination Date, the Target Amount for such Bonus Plan which would have been payable in the Termination Year shall be substituted for such undetermined Target Amount in the foregoing calculation of the “Target Bonus.”

“Termination Date” shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein as the effective date of Employee’s Termination of Employment, as the case may be.

“Termination of Employment” shall be determined to have occurred on the Termination Date specified in the Notice of Termination delivered to Employee as specified in Section 2 of this Agreement.

“Termination following a Change of Control” shall mean a Termination of Employment initiated by the Company for any reason other than Disability or Cause, upon or within two years after a Change of Control.

“Termination Year” shall mean the year in which Employee’s Termination Date occurs.

2. Notice of Termination. Any Termination of Employment shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination”

means a written notice which (a) indicates the specific reasons for the termination, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Employee’s employment, and (c) specifies the Termination Date (which date shall not be less than three (3) months after the giving of such notice).

3. Compensation upon Termination following a Change of Control. Subject to the provisions of subsection (d) below and Sections 4 and 5 hereof, in the event of Employee’s Termination following a Change of Control, Employee shall be entitled to receive the following payments and benefits from the Company:

(a) Employee shall receive payment of Employee’s unpaid base salary earned through the Termination Date, payable in accordance with the Company’s normal payroll schedule and payroll practices in effect as of the Termination Date, subject to all applicable withholdings and deductions.

(b) If a bonus awarded to Employee pursuant to any Bonus Plan for payment in the Termination Year shall not have been paid to Employee, Employee shall receive the amount of such award within 15 days after the Termination Date. If no such bonus shall have been awarded to Employee under any Bonus Plan, on the Commencement Date Employee shall receive a lump sum cash payment in the amount of the sum of the Target Amounts under each such Bonus Plan referred to in the immediately preceding sentence which would have been payable to Employee in the Termination Year.

(c) On the Commencement Date, Employee shall receive a lump sum cash payment equal to the sum of (i) a pro-rated amount of the Target Bonus, (ii) the amount (if any) paid by Employee for health care continuation coverage for the period from the Termination Date to the date of such lump sum payment and (iii) in the event the Employee was a participant in such plan prior to the Termination Date, the Employer Non-Elective Contributions with which Employee would have been credited under the Teleflex Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”) for each of the next two (2) plan years following the plan year which includes the Termination Date, assuming that Employee’s Compensation and Bonus, as those terms are defined in the Deferred Compensation Plan, for each of the two (2) plan years immediately following the plan year which includes the Termination Date are the same as Employee’s Compensation and Bonus for the plan year which includes the Termination Date. The pro-rated Target Bonus shall be computed by multiplying the Target Bonus by a fraction (i) the numerator of which is the number of days in each year of the Performance Period applicable to such Component Target Amount reduced by the number of days in the Termination Year following the Termination Date and (ii) the denominator of which is the number of days in the Performance Period.

(d) Beginning with the Commencement Date, Employee shall receive the following:

(i) Employee shall receive an amount equal to twenty-one (21) months of Employee’s Base Salary (the “Base Salary Severance

Amount”), which shall be divided into 21 equal monthly installments and paid as follows: (A) on the Commencement Date an amount equal to the first seven monthly installments and (B) an additional monthly installment on the first day of each month thereafter for the next fourteen months.

(ii) Employee shall receive an amount equal to the Target Bonus on each of the six-month and eighteen-month anniversaries of the Commencement Date. The amount paid on each such date shall be paid in the form of a single lump sum cash payment.

(iii) The Company shall continue to provide health and dental benefits under the Company’s then-current health and dental plans for Employee and Employee’s spouse and eligible dependents during the balance of the Benefit Period on the same basis as if Employee had continued to be employed during that period. Notwithstanding the preceding, if Employee and Employee’s spouse and eligible dependents are not eligible to continue coverage under the Company’s health and/or dental plan(s), the Company will reimburse Employee in cash on the last day of each month during the Benefit Period (or balance thereof) an amount based on the cost actually paid by Employee for that month to maintain health and/or dental insurance coverage from commercial sources that is comparable to the health and/or dental coverage Employee last elected as an employee for Employee and Employee’s spouse and eligible dependents under the Company’s health and/or dental plan(s) covering Employee, where the net monthly reimbursement after taxes are withheld will equal the Company’s portion of the cost paid by Employee for that month’s coverage determined in accordance with the Company’s policy then in effect for employee cost sharing, on substantially the same terms as would be applicable to an executive officer of the Company.

(iv) The Company shall reimburse Employee for the cost of outplacement assistance services incurred by Employee up to a maximum of $20,000, which shall be provided by an outplacement agency selected by Employee. The Company shall reimburse Employee within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service costs incurred by Executive on or prior to the last day of the second year following the Termination Year.

(e) If Employee was provided with the use of an automobile as of the Termination Date, Employee may continue to use such automobile during the Benefit Period. If Employee received a cash vehicle allowance as of the Termination Date, the Company shall pay Employee a cash vehicle allowance during the Benefit Period equal to what it would cost Employee to lease the vehicle utilized by Employee immediately prior to the Termination Date, calculated by assuming that the lease is a three (3) year closed-end lease. The allowance shall generally be paid in equal monthly payments; provided, however, that payment of the monthly payments shall not begin until the Commencement Date. On the Commencement Date, Employee shall receive a lump sum cash payment equal to the sum of the monthly payments that would have been paid between the Termination Date and Commencement Date plus the monthly payment for the month in which the Commencement Date occurs. The Company will pay the remaining monthly payments on the first day of each month following the Commencement Date.

(f) All Company stock options and restricted stock held by Employee as of Employee’s Termination Date that have not previously become vested and exercisable shall immediately become fully vested and exercisable as of the date immediately preceding the Termination Date, and any stock option or restricted stock awards under which such stock options or restricted stock are granted are hereby amended, effective the later of the date of this Agreement or the date of such award, to so provide.

(g) As a condition to the obligation of the Company to pay compensation and provide benefits under this Agreement, the Company shall have received from Employee immediately following the Termination Date a written waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A (but subject to any necessary adjustments reasonably determined by the Company to be necessary to comply with applicable laws and regulations in effect as of Employee’s Termination Date) executed by Employee (the “Release”). If Employee fails to execute the Release, no payments or benefits shall thereafter be made or provided to Employee pursuant to this Agreement.

4. Confidential Information. Employee recognizes and acknowledges that, by reason of Employee’s employment by and service to the Company, Employee has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Employee covenants that Employee will not, either during or after Employee’s employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Employee or except as may be required by law or in a judicial or administrative proceeding. Notwithstanding anything to the contrary herein, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

5. Equitable Relief.

(a) Employee acknowledges that the restrictions contained in Section 4 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of that Section will result in irreparable injury to the Company. Employee represents and acknowledges that (i) Employee has been advised by the Company to consult Employee’s own legal counsel in respect of this Agreement, and (ii) Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel.

(b) Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 4 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Without limiting the foregoing, Employee also agrees that payment of the compensation and benefits payable under Section 3 of this Agreement may be automatically ceased in the event of a material breach of the covenants of Section 4, provided the Company gives Employee written notice of such breach, detailing the activity of Employee that constitutes a material breach, and Employee fails to cease such activity within 15 days after Employee’s receipt of such written notice. In the event that any of the provisions of Section 4 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c) Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 4 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in a United States District Court in Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 13 hereof.

6. Other Payments and Indemnification. The payments due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Employee under any other plan, policy or program of the Company except as provided under Section 15(a) and except that no cash payments shall be paid to Employee under any severance plan of the Company that are due and payable solely as a result of a Change of Control. In addition, Employee shall continue to be covered by any policy of insurance providing indemnification rights for service as an officer and director of the Company and to all other rights to indemnification provided by the Company, in each case at least as favorable as applicable to Employee on the date of this Agreement.

Where the Executive receives any benefit or payment provided for under this Agreement, he shall not be entitled to any benefit under the Senior Executive Officer Severance Agreement and vice versa. Under no circumstances may he be entitled to receive payment under both agreements.

7. Enforcement. It is the intent of the parties that Employee not be required to incur any expenses associated with the enforcement of Employee’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, the Company shall pay Employee on demand the amount necessary to reimburse Employee in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Employee in enforcing any of the obligations of the Company under this Agreement, unless the lawsuit brought by Employee is determined wholly or substantially in the Company’s favor. The Company shall reimburse Employee for expenses under this Section 7 no later than the end of the calendar year next following the calendar year in which such expenses were incurred. The Company shall not be obligated to pay any such expenses for which Employee fails to make a demand and submit an invoice or other documented reimbursement request at least 10 business days before the end of the calendar year next following the calendar year in which such expenses were incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year. Employee’s right to have the Company pay the expenses may not be liquidated or exchanged for any other benefit.

8. No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

9. Deductions or Set-Offs. The Company reserves the right to make deductions in respect of all sums from time to time owed by Employee to the Company or any Associated Company, from Employee’s pay, bonus, allowances, expenses, or from any amounts which may be due to Employee by the Company pursuant to this Agreement. By agreeing to the terms and conditions set out in this Agreement Employee consents to the deduction of such sums.

10. Taxes. Any payments required under this Agreement shall be subject to applicable tax withholding.

11. Term of Agreement. The term of this Agreement shall be for three years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies Employee in writing that this Agreement will not be renewed at least 60 days prior to the end of the current term; provided, however, that (i) this Agreement shall remain in effect for at least two years after a Change of Control occurring during the term of this Agreement and shall remain in effect until all of the obligations of the parties hereunder are satisfied, and (ii) this Agreement shall terminate if, prior to but not in contemplation of a Change of Control, the employment of Employee with the Company and its affiliates shall terminate for any reason.

12. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business or assets, jointly and severally.

13. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Teleflex Incorporated

155 S. Limerick Rd.

Limerick, PA 19468

Attn: General Counsel

If to Employee, to:

Liam Kelly

[ADDRESS INTENTIAONALLY DELETED]

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change of Control, notice at the last address of the Company or to any successor pursuant to Section 13 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

15. Contents of Agreement, Amendment and Assignment.

(a) This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and approved by the Board and executed on the Company’s behalf by a duly authorized officer; provided, however, that except as stated in Section 6 above, this Agreement is not intended to supersede or alter Employee’s rights under any compensation, benefit plan or program, unless specifically modified hereunder, in which Employee participated and under which Employee retains a right to benefits. The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, to the extent that the provisions of this Agreement are more favorable to Employee than the terms of such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

(b) Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company and/or any subsidiary of the Company.

(c) All of the terms and provisions of this Agreement, including the covenants of Section 4, shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto.

16. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

17. Remedies Cumulative; No Waiver. No right conferred upon Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including, without limitation, any delay by Employee in delivering a Notice of Termination pursuant to Section 2 hereof after an event has occurred which would, if Employee had resigned, have constituted a Termination following a Change of Control pursuant to Section 1 of this Agreement.

18. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

19. Construction. The word “including” means “including without limitation.”

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

Teleflex Incorporated

By:	/s/ Laurence G. Miller
Name: Title:	Laurence G. Miller Executive Vice President, Chief Administrative Officer, General Counsel & Secretary

/s/ Liam Kelly
Liam Kelly

EXHIBIT A

GENERAL RELEASE

1. I,                     , for and in consideration of certain payments to be made and the benefits to be provided to me under the Executive Change In Control Agreement, dated as of                     (the “Agreement”) with Teleflex Incorporated (the “Company”) and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company and/or any Associated Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under the constitution, contract, common law, in equity, statute (in particular, but not limited to the Unfair Dismissals Acts 1977–2007, the Minimum Notice and Terms of Employment Acts 1973–2007, the Organisation of Working Time Act 1997, the Redundancy Payments Acts 1967–2007, the Terms of Employment (Information) Acts 1994–2001, the Payment of Wages Act 1991, the Maternity Protection Acts 1994-2004 and the National Minimum Wage Act 2000, the Safety Health and Welfare at Work Act 2005, the Employment Equality Acts 1998-2008, the Protection of Employment Act 1977, the Employees (Provision of Information and Consultation) Act 2006, the Protection of Employees (Part-Time) Work Act 2001, the Protection of Employees (Fixed-Term) Work Act 2003, the Adoptive Leave Acts 1995-2005, the Carer’s Leave Act 2001, the Data Protection Acts 1988-2003, the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, the Industrial Relations Acts 1948-2004, the Parental Leave Acts 1998 and 2006, as well as the Pennsylvania Human Relations Act, 43 Pa. C.S.A. §§951 et seq., the Rehabilitation Act of 1973, 29 USC §§701 et seq., Title VII of the Civil Rights Act of 1964, 42 USC §§2000e et seq., the Civil Rights Act of 1991, 2 USC §§60 et seq., the Age Discrimination in Employment Act of 1967, 29 USC §§621 et seq., the Americans with Disabilities Act, 29 USC §§706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§301 et seq.), the common law or otherwise all as amended, and all claims for counsel fees and costs, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the

Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs. Finally, I waive and compromise any claim to take a personal injuries claim against the Company, the Group, any director, member or employee.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I hereby agree and recognize that my employment was permanently and irrevocably severed on                     , 20        and the Company and its subsidiaries have no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, I understand that each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

7. I hereby further acknowledge that the terms of Sections 4 and 5 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, I execute the foregoing Release this         day of                     , 20         .

Witness